DIVESTITURE AGREEMENT

THIS DIVESTITURE AGREEMENT is made and entered into effective this 22nd day of December, 2020, by and between Vinings Holdings, Inc., a Delaware corporation (the "*Parent*"), and Sterling Acquisitions I, Inc., a Delaware corporation ("*Sterling*"), collectively referred to as the "*Parties*."

WHEREAS, on February 12, 2020, effective February 28th, 2020, the Parent filed an Agreement and Plan of Merger and Reorganization Into a Holding Company Structure (the "*Agreement*") with the state of Delaware.

WHEREAS, the Holding Company Reorganization was enacted pursuant to Section 251(g) of the Delaware General Corporation Law.

WHEREAS, the entities involved in the holding company reorganization where NDYN Merger Corp. ("*NDYNMC*"), NDYN of Delaware, Inc. ("*NDYN Delaware*"), and Vinings Holdings, Inc. (the "Parent"). Pursuant to the Agreement, NDYN Delaware became a wholly owned subsidiary of the Parent, and NDYNMC merged with and into NDYN Delaware, with NDYN Delaware being the surviving entity.

WHEREAS, in the manner set fully forth in Sections 251(g) and 259 of the Delaware General Corporations Laws, NDYN Delaware assumed all of the duties, liabilities, obligations and restrictions of every kind of NDYNMC.

WHERAS, the Parent is seeking to further the development of its business operations. As a result, the Parent desires to divest itself of NDYN Delaware.

WHEREAS, Sterling is willing to acquire NDYN Delaware, in return for certain consideration in order to address any potential liabilities or claims associated with NDYN Delaware.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. **Mutual General Release:** Except as may arise under or in connection with this Agreement, the Parent and the Sterling hereby release and forever discharge each party hereto and its predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates from any and all claims, causes of actions, suits, demands, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments whatsoever in law or in equity, whether known or unknown, including, but not limited to, any claim arising out of or relating to the transactions described in this Agreement which any party hereto had, now has or which its heirs, executors, administrators, successors or assigns, or any of them, hereafter can, shall or may have, against any party hereto or such parties predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates, for or by reason of any cause, matter or thing whatsoever, whether arising prior to, on or after the date hereof, provided, however, that the various Stock Purchase Agreements reference by this Agreement, shall continue in full

force and effect as the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

2. **Divestiture of NDYN Delaware:** The Divestiture of NDYN Delaware shall be effected as follows:

   A. **Acquisition of NDYN Delaware**: The Parent and Sterling shall enter into a Stock Purchase Agreement whereby Sterling shall purchase all the issued and outstanding shares of NDYN Delaware (1,000 shares of common stock, consisting of 100% ownership) for Ten Dollars ($10).

   B. **Parent Share Issuance:** The Parties hereby agree that as an inducement to enter into this Divestiture Agreement, Sterling shall have the right to purchase and shall purchase the following:

      (i). Fifty Thousand (50,000) common shares at an aggregate price of Ten Dollars ($10); and

   C. **Capital Contribution:** The Parties hereby agree that as an inducement to enter into this Divestiture Agreement, the Parent shall pay Sterling a fee of $1,000 to cover the expenses associated with the maintenance of NDYN Delaware until such time as a certificate of dissolution is filed with the state of Delaware.

   D. **Effective Date:** This agreement shall be effective December 23rd, 2020

4. **Payment of, and Limitation of Liabilities:** The parties hereby agree that the Sterling shall hold the shares of the Parent and any proceeds from the sale of the Parent Shares for the payment of any liabilities or claims that shall be made against NDYN Delaware. Under no circumstances shall Sterling have any liability above the amount of the proceeds from the sale of the Parent Shares.

5. **Representations and Warranties of Sterling:** Sterling represents and warrants as follows:

   A. Sterling has knowledge and experience in financial and business matters and that he understands that the merits and risks associated with the execution of this Agreement.

6. **Representations and Warranties of Parent:** The Parent represents and warrant to Sterling that the statements contained in this Section 5 are true and correct.

   A. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Parent. The Parent has the corporate power to own its properties and to carry on its business as now being conducted.

DIVESTITURE AGREEMENT

B. The Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent. The Parent's Board of Directors has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

C. This Agreement is the legal, valid and binding obligation of the Parent, except as limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

7. **Notices:** All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by FedEx mail or similar overnight delivery, postage prepaid, as follows:

If to Parent	**If to Sterling**
Vinings Holdings, Inc.	Sterling Acquisitions I, Inc.
Att.: Erik S. Nelson	Att.: Erik S. Nelson, President
2030 Powers Ferry Road SE	2030 Powers Ferry Road SE
Suite # 212	Suite # 212
Atlanta, GA. 30339	Atlanta, GA. 30339

8. **Governing Law and Venue:** The terms and provisions of this letter are solely for the benefit of the Parent and Sterling and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter. Sterling and the Parent agree that any dispute concerning the interpretation, validity, or enforceability of this agreement, and any action arising from any alleged breach hereof, shall be adjudicated exclusively in State or Superior Court for the county in which Sterling' principal executive office shall be located at the time of institution of such action, or in the applicable district and division of the U.S. District Court having venue for disputes in that same county. In the event of any litigation arising from or related to this Agreement, or the services provided under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney's fees, and all other related expenses incurred in such litigation. In the event of a no-adjudicative settlement of litigation between the parties or a resolution of a dispute by arbitration, the term "prevailing party" shall be determined by that process.

9. **Entire Agreement:** This Agreement, including all exhibits and schedules attached thereto, executed on even date herewith, constitutes the full and entire understanding and agreement between the parties with regard to the Divestiture, and no party shall be liable or bound to

any other party in any manner by any representations, warranties, covenants and agreements.

10. **Severability:** The invalidity or unforceability of any provision of this letter shall not affect the validity or enforceability of any other provisions of this letter, which shall remain in full force and effect.

11. **Counterparts/Electronic Signatures:** This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, not withstanding that all such parties are not signatories to the original or the same counterpart. Facsimile or electronically transmitted signatures shall be deemed effective as originals.

12. **Authority/Capacities/Entities:** Each person signing this Agreement represents and warrants that he or she has complete authority and legal capacity to enter into this Agreement on behalf of the entity for which he or she is signing, and agrees to defend, indemnify, and hold harmless all other parties if that authority or capacity is challenged.

13. **Knowing and Voluntary Agreement:** The Parties represent they have read this Agreement, understand it, voluntarily agree to its terms, and sign it freely.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Agreed to and Accepted on
this 22nd day of December, 2020

Erik S. Nelson, President
Vinings Holdings, Inc.

Agreed to and Accepted on
this 22nd day of December, 2020

Erik S. Nelson, President
Sterling Acquisitions I, Inc.